EXHIBIT 5.1

BRYAN R. CLARK, PC	6910 S CIMARRON RD STE 240 · LAS VEGAS NV 89113
PHONE: 702.527.5277 · EMAIL: bclark@clarklg.com

November 20, 2025

Lithium Corporation

1031 Railroad St, Suite 102B Elko, Nevada 89801

Re: Registration Statement on Form S-8 Ladies and Gentlemen:

We have acted as counsel to Lithium Corporation, a Nevada corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 12,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Company’s 2022 Stock Option Plan (the “Plan”), including 8,500,000 Shares underlying unissued stock options, and the reoffer of 3,500,000 Shares issuable pursuant to the exercise of previously issued stock options being registered pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

1.	The Articles of Incorporation and Bylaws of the Company, as amended and in effect on the date hereof;

2.	The Plan;

3.	The Registration Statement;

4.	Resolutions adopted by the Board of Directors of the Company on May 16, 2022, and January 24, 2023;

5.	The Officer’s Certificate dated November 20, 2025; and

6.	Such other documents, corporate records, and certificates of public officials as we have deemed necessary or appropriate for the purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

When the Shares are issued and delivered in accordance with the terms of the Plan and the applicable stock option agreements, and upon receipt by the Company of the consideration therefor, the Shares will be validly issued, fully paid, and non-assessable under the laws of the State of Nevada.

Lithium Corporation

November 20, 2025

We express no opinion as to the laws of any jurisdiction other than the corporate laws of the State of Nevada.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Registration Statement and the related prospectus. In giving such consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act or that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

Bryan R. Clark, PC